Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces Agreement to Acquire Portfolio of 5 Hotels
from Wheelock Street Capital for $92.5 Million

Purchase Increases ARC Hospitality’s Pro Forma Lodging Portfolio to 127 Hotels Totaling 15,487 Rooms in 32 States

New York, New York, June 4, 2015 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has entered into an agreement to acquire a portfolio of five hotels totaling 565 rooms (the “Wheelock Portfolio”) for a purchase price of $92.5 million from affiliates of Wheelock Real Estate Fund, L.P. sponsored by Wheelock Street Capital, LLC (“Wheelock”), a real estate private equity firm.

ARC Hospitality intends to acquire fee simple interests in the Courtyard Austin Round Rock in Austin, Texas, the Courtyard College Station in College Station, Texas, the Courtyard Nashville at Opryland in Nashville, Tennessee, the Fairfield Inn & Suites Nashville at Opryland in Nashville, Tennessee and the SpringHill Suites Cincinnati North/Forest Park in Cincinnati, Ohio.

Each of the hotels is a select-service hotel branded by Marriott International and all are located near a variety of demand generators such as corporate headquarters, colleges or universities, hospitals, tourist attractions, retail centers, convention centers or airports.

The acquisition of the Wheelock Portfolio, when completed, will increase ARC Hospitality’s lodging portfolio to 127 hotels totaling 15,487 rooms across 32 states, enhancing the Company’s positioning as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector.

“We are delighted to acquire this outstanding portfolio of premium Marriott-branded hotels, which we believe are located in some of the nation’s top-performing lodging markets and are proximate to a diverse base of powerful demand generators,” said Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “We believe the Wheelock Portfolio, if acquired, will further improve our position of leadership in the select-service lodging REIT sector as well as our platform’s ability to drive shareholder value.”

Edward T. Hoganson, Chief Financial Officer of ARC Hospitality, added, “The Wheelock Portfolio is an excellent addition to what we believe is a best-in-class portfolio of select-service lodging properties. The hotels which are expected to be acquired in an off-market transaction possess what we believe to be strong in-place cash flow and also are expected to offer several attractive value enhancement opportunities. We look forward to continuing to cultivate a strategic relationship with the highly talented Wheelock team, as well as working cohesively with Marriott International, through the closing of this transaction.”

The acquisition is expected to close in the fourth quarter of 2015 and is subject to customary franchisor approvals and the completion of customary and confirmatory due diligence, as well as other conditions. ARC Hospitality intends to secure debt financing in connection with the acquisition.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust ("REIT"). ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com/).

Important Notice

The statements in this press release that are not historical facts may be forwardlooking statements. These forwardlooking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forwardlooking statement, although not all forwardlooking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forwardlooking statements and projections due to certain factors, including ARC Hospitality's ability to make investments in a timely manner or on acceptable terms; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality's ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality's ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality's competition; the availability of qualified personnel at ARC Hospitality's advisor, property manager, subproperty manager and dealer manager; and ARC Hospitality's ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality's filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forwardlooking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forwardlooking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500